U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland International, Ltd.
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   (Last)                            (First)              (Middle)

    227 West Monroe Street, Suite 4800
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                                    (Street)

    Chicago,                      Illinois               60606
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     March 14, 2002
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Highlands Insurance Group, Inc. (NYSE: HIGP)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                3. Ownership Form:
                                     2. Amount of Securities       Direct (D) or
1. Title of Security                    Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock                            1,372,000                   D
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

*   If the Form is filed by more than one Reporting Person, see Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct      6. Nature of
                         ----------------------                            or              Exercise       (D) or         Indirect
                         Date       Expira-                                Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)     (Instr. 5)
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

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
Explanation of Responses:



WAVELAND INTERNATIONAL, LTD.


  /s/ David S. Richter                                     March 25, 2002
--------------------------------------------            -----------------------
     David S. Richter, Director                                Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                 ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 5(b)(v) of Form 3, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Initial Statement of Beneficial Ownership of Securities (Date of Event Requiring Statement - 3/14/02) regarding certain shares of Common Stock of Highlands Insurance Group, Inc. (NYSE: HIGP)


        WAVELAND PARTNERS, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
          By: Waveland Capital Management, L.P.
              Its: General Partner
              By: Clincher Capital Corporation
                  Its: General Partner

                  By: /s/ David S. Richter
                      ----------------------------
                       David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
        By: Clincher Capital Corporation
              Its: General Partner

              By: /s/ David S. Richter
                 ----------------------------
                  David S. Richter, President


        CLINCHER CAPITAL CORPORATION
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By:   /s/ David S. Richter
             -----------------------------
               David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, LLC
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By:  /s/ David S. Richter
             --------------------------
             David S. Richter, Manager


        WAVELAND PARTNERS, LTD.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By:  /s/ David S. Richter
             ---------------------------
              David S. Richter, Director


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